Exhibit 99.1

Vineyard National Bancorp

Press Release

Vineyard National Bancorp Announces Increase of Quarterly Cash Dividend

Rancho Cucamonga, CA. (October 20, 2003) — Vineyard National Bancorp (NASDAQ:VNBC), the parent company for Vineyard Bank, announced an increase in its quarterly cash dividend to $0.03 per share, payable on November 17, 2003, to shareholders of record as of November 7, 2003. The Company initiated its cash dividend program last quarter with an initial declaration of $0.02 per share.

“The Company’s operations continue to experience profitable expansion along all of its business lines. We have just completed a record quarter in earnings and growth, and the Board of Directors believes the increase in the cash dividend is an appropriate recognition of our efforts to our shareholders,” stated Norman Morales, president and chief executive officer. “Our common stock has increased by more than 190% over the past twelve months.”

Vineyard National Bancorp, with more than $775 million in assets, announced on October 8, 2003, its third quarter earnings and growth performance. Net earnings for the quarter ended September 30, 2003 were $2.3 million, or $0.67 per diluted share, compared with net earnings of $0.8 million, or $0.33 per diluted share, for the same quarter ended in 2002. The growth in earnings of $1.5 million represented an increase of 186% over the comparable period last year. Diluted net earnings per share increased 103%, which produced a return on average common equity of approximately 48% for the period.

For the nine months ended September 30, 2003, the Company reported record net earnings of $5.4 million, or $1.64 per diluted share, compared with net earnings of $1.9 million, or $0.75 per diluted share, for the same period in 2002. The growth in earnings of $3.5 million represented an increase of 182% over the comparable period last year. Net earnings for the first nine months of 2003 exceeded the Company’s net earnings for the entire year of 2002 by more than $2.3 million. Diluted net earnings per share increased 119% for the nine month period ended September 30, 2003 over the comparable period in 2002, which produced a return on average equity of 37% for the period.

As a continuing component to its Shareholders’ Relations Program, the Company has prepared an expanded presentation describing its operating performance and strategies. The presentation may be accessed at www.vineyardbank.com.

Vineyard National Bancorp operates Vineyard Bank, a community bank located in the Inland Empire region of Southern California. Vineyard Bank operates nine full-service branches located in Rancho Cucamonga, Blue Jay, Chino, Corona, Crestline, Diamond Bar, Irwindale, La Verne, and Manhattan Beach, in addition to loan production offices in San Diego, Beverly Hills, and Irvine. Shares of the Company’s common stock are traded on the NASDAQ National Market System under the ticker symbol “VNBC”, and shares of its 5.6% Series B Convertible Preferred Stock trade on the American Stock Exchange under the ticker symbol “VLP PrB”.

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Corporate Offices

9590 Foothill Boulevard, Rancho Cucamonga, California 91730 Tel: (909) 581-1668 Fax: (909) 945-2975 Email address: shareholderinfo@vineyardbank.com